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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO.  )*

                                    GALAGEN, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                             COMMON STOCK, $.01 PAR VALUE
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                            (TITLE OF CLASS OF SECURITIES)


                                 COMMON STOCK: 362913
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                                    (CUSIP NUMBER)


    *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

    THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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CUSIP No 362913
--------------------------------------------------------------------------------

1)  Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
    Persons
    Chiron Corporation, I.R.S. Identification No. 94-2754624
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2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a) / /
    (b) / /
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3)  SEC Use Only
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4)  Citizenship or Place of Organization

    Delaware
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            -------------------------------------------------------------------
Number      (5)    Sole Voting Power
of Shares
Bene-
ficially    1,440,920 shares of Common Stock which includes 1,355,203 shares of
Owned by    Common Stock issuable upon exercise of warrants held by Chiron.
Each        -------------------------------------------------------------------
Reporting   (6)   Shared Voting Power
Person
With               0
            -------------------------------------------------------------------
            (7)    Sole Dispositive Power

            1,440,920 shares of Common Stock which includes 1,355,203 shares of Common Stock issuable upon exercise of warrants held by Chiron.
            -------------------------------------------------------------------
            (8)    Shared Dispositive Power

                   0

9)  Aggregate Amount Beneficially Owned by Each Reporting Person

1,440,920 shares of Common Stock which includes 1,355,203 shares of Common Stock issuable upon exercise of warrants held by Chiron.
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    / /
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Row 9

     Common Stock:  16.9%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions)

    CO


                                                               PAGE 2 OF 5 PAGES

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ITEM 1(a)  NAME OF ISSUER:

    Galagen, Inc.
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ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

    4001 Lexington Avenue North, Arden Hills, Minnesota  55126
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ITEM 2(a)   NAME OF PERSON FILING:

    Chiron Corporation
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ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

    4560 Horton Street, Emeryville, CA  94608
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ITEM 2(c)  CITIZENSHIP:

    Delaware
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ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

    Common Stock, $.01 Par Value
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ITEM 2(e)  CUSIP NUMBER:

    Common Stock:  362913
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ITEM 3.

    Not applicable
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                                                               PAGE 3 OF 5 PAGES

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ITEM 4.  OWNERSHIP.

    (a)  Amount Beneficially Owned:

              Common Stock: 1,440,920 shares which includes 1,355,920 shares of Common Stock issuable upon exercise of warrants held by Chiron.

    (b)  Percent of Class:

              Common Stock:  16.9%

    (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                        1,440,920 shares of Common Stock which includes 1,355,920 shares of Common Stock issuable upon exercise of warrants held by Chiron.

              (ii)  shared power to vote or to direct the vote:

                        None

              (iii) sole power to dispose or to direct the disposition of:

                        1,440,920 shares of Common Stock which includes 1,355,920 shares of Common Stock issuable upon exercise of warrants held by Chiron.

              (iv)  shared power to dispose or to direct the disposition of:

                        None

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    Not applicable

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                                                               PAGE 4 OF 5 PAGES

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    Not applicable

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not applicable

--------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not applicable

--------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

    Not applicable

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ITEM 10.  CERTIFICATION.

    Not applicable

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                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  CHIRON CORPORATION



Date: February 6, 1997            By:      /s/William G. Green
                                       ----------------------------------------
                                                 Signature


                                  William G. Green, Senior Vice President,
                                  Secretary and General Counsel
                                  ---------------------------------------------
                                                 Name/Title


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